UNITED STATES SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
(Rule 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT
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Ingram Micro Inc.
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NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
TO BE HELD MAY 31, 2006
To our shareholders:
      We will hold our annual meeting of shareholders at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, on Wednesday, May 31, 2006, at 10:00 a.m. local time. We are holding this meeting:

(1) To elect four directors for a three-year term; and

(2) To transact any other business that properly comes before the meeting.
      The shareholders of record at the close of business on April 3, 2006 will be entitled to vote at the meeting or any postponements or adjournments of the meeting.
      Whether or not you expect to attend, we urge you to sign, date and promptly return the enclosed proxy card in the enclosed postage prepaid envelope or vote via telephone or the Internet in accordance with the instructions on the enclosed proxy card. If you attend the meeting, you may vote your shares in person, which will revoke any prior vote.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President, Secretary and General Counsel
April 26, 2006
Santa Ana, California

1600 East Saint Andrew Place
Santa Ana, California 92705

PROXY STATEMENT

       This proxy statement contains information related to the annual meeting of our shareholders to be held on Wednesday, May 31, 2006, beginning at 10:00 a.m., local time, at our Santa Ana campus, 1600 E. Saint Andrew Place, Santa Ana, California 92705, and at any postponements or adjournments thereof. The enclosed form of proxy is solicited by our Board of Directors. The date of this proxy statement is April 26, 2006. It is first being mailed to our shareholders on April 26, 2006.
ABOUT THE MEETING
Purpose of the Annual Meeting
      The purpose of the Annual Meeting is to elect directors and to conduct the business described in the Notice of Annual Meeting.
Quorum
      A quorum is the minimum number of shares required to hold a meeting. The presence in person or by proxy of the holders of a majority of the shares of the outstanding shares of common stock will constitute a quorum for the transaction of business at the meeting. Votes cast by proxy or in person at the meeting will be counted by the persons appointed by the company to act as election inspectors for the meeting. The election inspectors will treat shares represented by proxies that reflect abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum and for purposes of determining the outcome of any matter submitted to the shareholders for a vote. Abstentions, however, do not constitute a vote “for” or “against” any matter and thus will be disregarded in the calculation of a plurality or of “votes cast.”
      The election inspectors will treat shares referred to as “broker non-votes” (i.e., shares held by brokers or nominees over which the broker or nominee lacks discretionary power to vote and for which the broker or nominee has not received specific voting instructions from the beneficial owner) as shares that are present and entitled to vote for purposes of determining the presence of a quorum.
Who May Vote
      Holders of record of our Class A common stock at the close of business on April 3, 2006 may vote at the annual meeting. Each share of Ingram Micro common stock that you own entitles you to one vote.
How to Vote
      You may vote in person at the meeting or by proxy. We recommend that you vote by proxy even if you plan to attend the meeting. You can always change your vote at the meeting.
      If you are a registered shareholder (meaning your name is included on the shareholder file maintained by our transfer agent, Computershare Trust Company, N.A.), you can vote by proxy in any of the following ways:

•	By Internet. If you have Internet access, you may submit your proxy from any location in the world by following the “To vote using the Internet” instructions on the proxy card. The deadline for voting electronically is 1:00 a.m. (Central Time) on May 31, 2006.

•	By Telephone. You may submit your proxy by following the “To vote using the telephone (within U.S. and Canada) telephone” instructions on the proxy card. The deadline for voting by telephone is 1:00 a.m. (Central Time) on May 31, 2006.

•	In Writing. You may do this by signing your proxy card, or for shares held in street name, the voting instruction card included by your broker, bank or other nominee, and mailing it in the accompanying enclosed, pre-addressed envelope. If you provide specific voting instructions, your shares will be voted as you instruct. If you sign, but do not provide instructions, we will vote your shares in favor of the director candidates. The deadline for voting by mail is 1:00 a.m. (Central Time) on May 31, 2006 (your proxy card must be received by that time).
      If your shares are held in the name of a bank, broker or other holder of record, you will receive instructions from the holder of record that you must follow in order for your shares to be voted.
      If you participate in our 401(k) Investment Savings Plan, you may vote an amount of shares of common stock equivalent to the interest in common stock credited to your account as of the record date. You may vote by instructing Fidelity Investments, the trustee of the plan, pursuant to the instruction card being mailed with this proxy statement to plan participants. The trustee will vote your shares in accordance with your duly executed instructions if they are received by May 25, 2006. If you do not provide the trustee with your voting instructions, the trustee will not vote on your behalf.
How Proxies Work
      Our Board of Directors is asking for your proxy. Giving us your proxy means you authorize us to vote your shares at the meeting in the manner you direct. You may vote for all, some or none of our director candidates. You may also abstain from voting.
Proposal You are Asked to Vote on and the Board’s Voting Recommendation
      If you properly fill in your proxy card and send it to us in time to vote, or vote by the Internet or telephone, one of the individuals named on your proxy card will vote your shares as your proxy and as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

•	“FOR” the election of all 4 nominees for director (see “Proposal 1 — Election of Directors”).
      If any other matter is presented at the meeting, your proxy will vote in accordance with his best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.
Vote Necessary to Approve Proposal
      Directors are elected by a plurality, and the four nominees who receive the most votes will be elected. Abstentions and broker non-votes will not be taken into account in determining the outcome of the election. Under current New York Stock Exchange rules, if your broker holds your shares in its name, your broker is permitted to vote your shares on Proposal 1 even if it does not receive voting instructions from you.
Revoking Your Proxy
      You make revoke your proxy by: (1) sending in another signed proxy card with a later date; (2) providing subsequent Internet or telephone voting instructions; (3) notifying our Secretary in writing before the meeting that you have revoked your proxy; or (4) voting in person at the meeting.
Proxy Solicitation Costs
      Our company will bear the costs of soliciting proxies.

PROPOSAL 1 —
ELECTION OF DIRECTORS
Recommendation of the Board of Directors
      The Board of Directors recommends that you vote “FOR” the election of each of the nominees for election as directors described below, which is designated as proposal No. 1 on the enclosed proxy card.
      Our Board of Directors oversees the management of our company on your behalf. Our Certificate of Incorporation and Bylaws currently provide for a classified Board of Directors. Each person elected as a Class II director at the annual meeting will serve a three-year term expiring at the 2009 annual meeting of shareholders. Our Governance Committee has recommended to the Board of Directors, and the Board of Directors has nominated for re-election the four persons currently serving as directors, whose terms are expiring at this annual meeting of shareholders. We did not receive any nominations from any shareholders.
      Business background information on each of our director nominees is given below.
Nominees for election as Class II Directors (terms expiring at the 2009 annual meeting)

John R. Ingram	Director since April 1996
      Mr. Ingram, age 44, is Vice Chairman of Ingram Industries Inc., Chairman of Ingram Distribution Holdings, Ingram Industries’ operating division of Ingram Book Group related companies and Chairman of Lightning Source Inc., a print-on-demand and digital distribution company. He was Co-President of Ingram Industries from January 1996 to June 1999. Mr. Ingram was also President of Ingram Book Company from January 1995 to October 1996. Mr. Ingram served as our Acting Chief Executive Officer from May 1996 to August 1996 and held a variety of positions at our company from 1991 through 1994, including Vice President of Purchasing and Vice President of Management Services at Ingram Micro Europe, and Director of Purchasing.

Dale R. Laurance	Director since May 2001
      Dr. Laurance, age 60, is the owner of Laurance Enterprises LLC, a private consulting and investment company. He retired from Occidental Petroleum Corporation on December 31, 2004 where he had served as President since 1996 and a Director since 1990. From 1983 to 1996 he served in various management and executive positions with Occidental Petroleum Corporation. Dr. Laurance is also a member of the Board of Directors of Jacobs Engineering Group Inc.

Kevin M. Murai	Director since June 2005
      Mr. Murai, age 42, has been our President and Chief Operating Officer since June 2005. He previously served as our President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro North America from January 2002 to March 2004, as Executive Vice President and President of Ingram Micro U.S. from January 2000 to December 2001, as Senior Vice President and President of Ingram Micro Canada from December 1997 to January 2000, and Vice President of Operations for Ingram Micro Canada from January 1993 to December 1997.

Gerhard Schulmeyer	Director since July 1999
      Mr. Schulmeyer, age 67, is Professor of Practice at the MIT Sloan School of Management. Mr. Schulmeyer assumed this position in January 2002 after serving as President and Chief Executive Officer of Siemens Corporation, the holding company for U.S. businesses of Siemens AG (Munich, Germany), a world leader in electrical engineering and electronics in the information and communications, automation and control, power, transportation, medical and lighting fields, from January 1999 to December 2001. Prior to assuming such positions, he served as President and Chief Executive Officer of Siemens Nixdorf, Munich/ Paderborn, a position he held since 1994. Mr. Schulmeyer serves on the Board of Directors of Alcan Inc., Zurich Financial Services, and Korn/ Ferry International.

Continuing Class I Directors (terms expiring at the 2008 annual meeting)

Kent B. Foster	Director since March 2000
      Mr. Foster, age 62, was elected Chairman of the Board in May 2000 and upon re-election to the Board at the 2005 annual meeting of shareholders, became non-executive Chairman of the Board, effective June 1, 2005, when Mr. Foster retired as Chief Executive Officer. Mr. Foster had joined Ingram Micro as Chief Executive Officer and President and as a member of the Board of Directors in March 2000, after a 29-year career at GTE Corporation, a leading telecommunications company with one of the industry’s broadest arrays of products and services. From 1995 through 1999, Mr. Foster served as President of GTE Corporation and was a member of GTE’s Board of Directors from 1992 to 1999, serving as Vice Chairman of the Board from 1993 to 1999. In addition, he currently serves on the Board of Directors of Campbell Soup Company, Inc., J.C. Penney Company, Inc., and New York Life Insurance Company.

Howard I. Atkins	Director since April 2004
      Mr. Atkins, age 55, is Senior Executive Vice President and Chief Financial Officer of Wells Fargo & Company in San Francisco, California. Prior to joining Wells Fargo in 2001, Mr. Atkins was Executive Vice President and Chief Financial Officer of New York Life Insurance Company in New York, New York from 1996 to 2001. Mr. Atkins also served as Executive Vice President and Chief Financial Officer of New Jersey-based Midatlantic Corporation from 1991 to 1996. Mr. Atkins joined the former Chase Manhattan Bank in 1974 and was, successively, in asset/liability management, U.S. capital markets/derivatives, head of Capital Markets for Europe, the Middle East and Africa, and head of the Bank’s worldwide derivatives trading business. He was Chase Manhattan Bank’s Treasurer from 1988 until 1991 when he became Chief Financial Officer of Midlantic Corporation.

Martha R. Ingram	Director since May 1996
      Mrs. Ingram, age 70, is the Chairman of the Board of Ingram Industries Inc. and served as Chief Executive Officer of Ingram Industries from May 1996 to June 1999. Ingram Industries is a Nashville, Tennessee company with various operating divisions: Ingram Book Group, a leading wholesaler of trade books, textbooks and specialty magazines; Lightning Source Inc., a print-on-demand and digital content company; Ingram Marine Group, which includes Ingram Barge Company and Ingram Materials Company. Mrs. Ingram previously served as our Chairman of the Board from May 1996 to August 1996 and as Director of Public Affairs of Ingram Industries from 1979 to June 1995. Mrs. Ingram serves as President of the Board of Trust of Vanderbilt University. She also serves on the Board of Directors of Weyerhaeuser Company and AmSouth BankCorp.

Linda Fayne Levinson	Director since August 2004
      Ms. Levinson, age 64, is an independent investor and advisor to professionally funded, privately held ventures. Ms. Levinson was appointed Interim CEO of Vendare Media, an online media and marketing company providing solutions for brand marketers, direct marketers and web publishers, in February 2006 while the company searches for a replacement for its former president and CEO. From 1997 until 2004, Ms. Levinson was a Partner of GRP Partners, a venture capital firm that invests in early stage technology companies. From 1982 until 1998, Ms. Levinson was President of Fayne Levinson Associates, an independent consulting firm advising major corporations. Prior to that, Ms. Levinson was an executive at Creative Artists Agency, Inc.; a Partner of Wings Partner, a Los Angeles-based merchant bank; a Senior Vice President of American Express Travel Related Services Co., Inc.; and a Partner of McKinsey & Company, where she became the first woman partner in 1979. Ms. Levinson also serves as a member of the Board of Directors of NCR Corporation and Jacobs Engineering Group Inc.
Continuing Class III Directors (terms expiring at the 2007 annual meeting)

Orrin H. Ingram II	Director since September 1999
      Mr. Ingram, age 45, is President and Chief Executive Officer of Ingram Industries Inc. Mr. Ingram held numerous positions with Ingram Materials Company and Ingram Barge Company before being named Co-

President of Ingram Industries in January 1996. He was named to his present position as President and Chief Executive Officer of Ingram Industries in June 1999. He remains Chairman of Ingram Barge Company. Mr. Ingram serves on the Board of Directors of eSkye.com and Suntrust Bank.

Michael T. Smith	Director since May 2001
      Mr. Smith, age 62, is the former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, a world leading provider of digital television entertainment, broadband services, satellite-based private business networks, and global video and data broadcasting, serving from October 1997 to May 2001. Prior to assuming such positions in October 1997, Mr. Smith was Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, responsible for the aerospace, defense electronics and information systems businesses of Hughes Electronics. He joined Hughes Electronics in 1985, the year the company was formed, as Senior Vice President and Chief Financial Officer after spending nearly 20 years with General Motors Corporation in a variety of financial management positions. Mr. Smith is a member of the Board of Directors of Alliant Techsystems, Inc., Anteon Int., Teledyne Technologies and Flir Inc.

Gregory M.E. Spierkel	Director since June 2005
      Mr. Spierkel, age 49, has been our Chief Executive Officer since June 2005. He previously served as President from March 2004 to June 2005, as Executive Vice President and President of Ingram Micro Europe from June 1999 to March 2004, and as Senior Vice President and President of Ingram Micro Asia-Pacific from July 1997 to June 1999. Prior to working for Ingram Micro, Mr. Spierkel was Vice President of Global Sales and Marketing at Mitel Inc., a manufacturer of telecommunications and semiconductor products, from March 1996 to June 1997 and was President of North America at Mitel from April 1992 to March 1996.

Joe B. Wyatt	Director since October 1996
      Mr. Wyatt, age 70, has been Chancellor Emeritus of Vanderbilt University in Nashville, Tennessee, since his retirement as Chancellor of Vanderbilt University, a position that he held from 1982 to 2000. Mr. Wyatt has also been a principal of The Washington Advisory Group since August 2000. Mr. Wyatt was previously a Director of Ingram Industries from April 1990 through October 1996. Mr. Wyatt is a Director of El Paso Corporation and Hercules Incorporated. He also serves as Chairman of the Universities Research Association.
      Martha R. Ingram is the mother of John R. Ingram and Orrin H. Ingram II. There are no other family relationships among our directors or executive officers.
BOARD OF DIRECTORS
      The Board of Directors held ten meetings during fiscal 2005. All directors attended more than 75% of the total number of meetings of the Board and the committees on which he or she served. The Board regularly holds executive sessions of non-management directors without management present at all such meetings. Directors are encouraged and expected to attend the annual meeting of shareholders. All directors attended Ingram Micro’s 2005 annual meeting of shareholders.
Compensation of Board of Directors
      Ingram Micro pays directors who are not employed by the company (“non-management directors”), (1) an annual retainer award of cash, stock options and restricted stock with an estimated value of $167,000 ($182,000 for committee chairs), and (2) meeting fees for attending meetings of the Board. The mix of cash, stock options and restricted stock for the annual retainer award must be selected by each non-management director prior to January 1 of each year or promptly upon initial election to the Board, as the case may be. The award is prorated for partial year service. The mix of cash, stock options and restricted stock for the annual retainer award is subject to the following assumptions and restrictions:

Annual Retainer Award

•	Cash. If cash is selected as a component of compensation, the maximum amount that may be selected is $67,000. Committee chairs are paid a minimum of $15,000 cash and may elect a maximum amount of $82,000.

•	Equity-based compensation. Equity-based compensation must be selected as a component of compensation. The equity-based compensation may consist of stock options, restricted stock, restricted stock units or a combination thereof and must have a value of at least $100,000. The sum of the cash retainer and the value of the equity-based compensation selected may not exceed $167,000 ($182,000 for committee chairs).

•	Stock Options. Options are granted as non-qualified stock options at the time of the first semi-annual stock option grant made to our management each year (historically the first business day in February, but starting in 2006, the first business day in January) (the “management grant date”). The number of options granted is based on the Black-Scholes calculation used to determine the management stock option grant. The options have an exercise price equal to at the closing price of our common stock on the NYSE on the date of grant, vest one-twelfth per month and have a term of ten years.

•	Restricted Stock/ Restricted Stock Units. Restricted stock/restricted stock units are also granted on the management grant date. The number of shares granted are equal to the dollar value of the amount of restricted stock selected divided by the closing price of our common stock on the NYSE on the date of grant rounded up to the next whole share. Restrictions on disposition of the shares will lapse one year after the grant date. Restricted stock units were added in 2005 and, if elected, are allowed to be deferred in accordance with Internal Revenue Code Section 409A.

Meeting Fees
      Non-management directors also receive a cash fee of $1,000 for each Board and committee meeting they attend, whether in person or by conference telephone call.

Other
      Each director is required to achieve and maintain ownership of at least 15,000 shares of our common stock (with vested but unexercised stock options counted as outstanding shares) beginning five years from the date of his or her election to the Board. All current directors, other than Mr. Atkins (who owns 14,583 shares), meet this stock ownership requirement. Each director is also reimbursed for expenses incurred in attending meetings of the Board and Board committees. Beginning in 2004, each director was also able to elect to defer his or her cash compensation through a non-qualified deferral plan.

Additional Compensation for Non-Executive Chairman of the Board
      We also entered into an agreement with Mr. Foster to compensate him separately in his capacity as non-executive Chairman of the Board effective June 1, 2005. Mr. Foster will receive a $6 million cash retention bonus at the end of the two year term of the agreement if he remains as the non-executive Chairman of the Board throughout the term. Mr. Foster will also receive an annual non-executive Chairman’s fee equal to $650,000 payable in cash and equity-based compensation, plus the standard Board of Director’s annual retainer compensation package comprised of an annual award of cash and equity-based compensation, with an estimated value of approximately $167,000. If Mr. Foster were to select cash as part of the mix of his compensation, such election may not be greater than 40% of his total aggregate annual compensation. (See “Employment Arrangements — Agreement with Chief Executive Officer” for additional compensation information relating to Mr. Foster’s agreement.)

      2005 Compensation of Non-Management Directors. The following table lists the 2005 non-management director compensation which comprised of: (1) an annual retainer award paid, based on each of their elections, in cash, stock options, restricted stock, restricted stock units or a combination thereof, and (2) meeting fees paid to for attending meetings of the Board.

	Annual	Total			Restricted
	Retainer-	Meeting	Stock	Restricted	Stock Units
Name of Director	Cash(1)	Fees Paid(1)	Options(2)	Stock(3)	(4)

Howard Atkins(5)	$67,000	$26,000	—	—	5,334
Kent B. Foster(6)	190,750	11,000	—	18,046	—
John R. Ingram	73,250	28,000	—	5,334	—
Martha R. Ingram	67,000	16,000	11,934	—	—
Orrin H. Ingram II	67,000	23,000	11,934	—	—
Dale R. Laurance(7)	15,000	43,000	—	—	8,907
Linda Fayne Levinson	67,000	22,000	5,967	2,667	—
Gerhard Schulmeyer(8)	75,750	29,000	—	—	5,334
Michael T. Smith(9)	15,000	39,000	5,370	—	6,507
Joe B. Wyatt	82,000	39,000	11,934	—	—

(1)	Payable in quarterly installments. Fiscal year beginning January 2, 2005, chairs must elect a minimum of $15,000 in cash.

(2)	Granted on February 1, 2005, options to purchase common stock at $18.75 per share, which vest one-twelfth per month for twelve months, commencing March 1, 2005, and expire ten years from the grant date.

(3)	Time-vested restrictions lapsed on February 1, 2006.

(4)	For the fiscal year beginning January 2, 2005, Board members may elect to receive restricted stock units and are allowed to defer vesting based on completion of required deferral election forms.

(5)	Mr. Atkins deferred receipt of his Restricted Stock Units to April 14, 2008.

(6)	Mr. Foster became non-executive Chairman of the Board on June 1, 2005.

(7)	Mr. Laurance deferred receipt of all of his cash compensation until after termination of service from the Board. He also deferred receipt of his Restricted Stock Units until he retires from the Board.

(8)	Mr. Schulmeyer deferred receipt of all of his cash compensation until after termination of service from the Board. He also deferred receipt of his Restricted Stock Units until he retires from the Board.

(9)	Mr. Smith deferred receipt of all of his cash compensation until after termination of service from the Board. He also deferred receipt of his Restricted Stock Units until he retires from the Board.
      The table above does not include the annual retainer awards we made as of January 3, 2006 to our Board members for their 2006 compensation.

Committees of the Board of Directors
      Our Board of Directors has standing Audit, Executive and Finance, Governance and Human Resources Committees. The following table lists members of the Committees as of the date of the Proxy Statement.

Executive
		and		Human
	Audit	Finance	Governance	Resources
Name	Committee	Committee	Committee	Committee

Kent B. Foster		*
Howard I. Atkins		*		*
John R. Ingram	*		*
Martha R. Ingram			*	*
Orrin H. Ingram II		*		*
Dale R. Laurance	*		**
Linda Fayne Levinson		*	*
Gerhard Schulmeyer		**		*
Michael T. Smith	*			**
Joe B. Wyatt	**		*

*	Member

**	Chair
      Audit Committee — 23 meetings in 2005. The Audit Committee assists our Board of Directors’ oversight of (1) the integrity of our financial reporting processes and systems of internal controls regarding finance, accounting, legal and ethical compliance, (2) our compliance with legal and regulatory requirements, and (3) the independence and performance of our independent accountants and internal audit department. In addition, the Committee is charged with providing an avenue of open communication among our independent accountants, management, our internal audit department, and our Board of Directors. The Committee also appoints our independent registered accounting firm, discusses and reviews in advance the scope of and the fees to be paid in connection with the annual audit and reviews the results of the audit with our independent accountants, monitors the independence and performance of our independent registered accounting firm, reviews our compliance with applicable major accounting and financial reporting policies, reviews the adequacy of our financial organization, reviews management’s procedures and policies relating to the adequacy of our internal accounting controls and compliance with applicable laws relating to accounting practices and reviews our draft annual report on Form 10-K, quarterly reports on Form 10-Q, and annual financial statements and other key accounting and/or reporting matters, and the activities and recommendations of our internal audit department. The Audit Committee discusses the company’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies. A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” on the company’s website at www.ingrammicro.com.
      Executive and Finance Committee — 9 meetings in 2005. The Executive and Finance Committee oversees the financial affairs and policies of our company and make decisions requiring the attention of the Board between regularly scheduled meetings of the Board, subject to the limitations set forth in our Bylaws. Under our Bylaws, during the period of time between each regularly scheduled meeting of the Board, management decisions requiring the immediate attention of the Board of Directors may be made with the approval of a majority of the members of the Committee; provided, however, that the Committee shall not have the authority to approve certain delineated items which require the approval of the Board. A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” on the company’s website at www.ingrammicro.com.
      Governance Committee — 9 meetings in 2005. The Governance Committee is responsible for developing and recommending to the Board a set of corporate governance principles applicable to our company, and thereafter recommending such changes as it deems appropriate to maintain effective corporate governance. In addition, the Committee is responsible for identifying candidates for election to the Board of Directors, developing and reviewing background information for candidates, making recommendations to the Board regarding such candidates, reviewing and making recommendations to the Board with respect to candidates for directors proposed by shareholders, and recommending for nomination by the Board, members of Board committees, as well as Board committee chair positions. The Committee also reviews and recommends for consideration and approval by the Board, the form and amounts of compensation for non-management directors. A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” on the company’s website at www.ingrammicro.com.
      Human Resources Committee — 10 meetings in 2005. The Human Resources Committee assists the Board in overseeing and establishing the compensation of all executive officers and administering all stock-related and long-term executive incentive plans. The Committee reviews and reports to the Board on our key strategic and operational human resource issues, ensuring that investments in human assets provide maximum return to all partners — associates, customers, shareholders and vendors. The Committee’s oversight areas include executive compensation strategy, succession planning processes and key leader succession planning, and work environment assessment and improvement. A detailed list of the Committee’s functions is included in its charter, which can be accessed by following the links to “Corporate Governance” on the company’s website at www.ingrammicro.com.
Code of Ethics and Corporate Governance Guidelines
      Our code of conduct applies to all members of the Board of Directors, officers appointed by the Board of Directors and other Ingram Micro associates and codifies our commitment to the highest standards of corporate governance. Our code of conduct, corporate governance guidelines, and shareholder nominations policy and committee charters are accessible by following the links to “Corporate Governance” on the company’s website at www.ingrammicro.com. Furthermore, upon request to our Corporate Secretary at the address set forth below under “Annual Report,” we will provide copies of our code of conduct, corporate governance guidelines, shareholder nominations policy and committee charters without charge. If we make any amendment to the code of conduct or grant any waiver, including any implicit waiver, from a provision of the code of conduct to our Chief Executive Officer, Chief Financial Officer or Controller, we will disclose the nature of the amendment or waiver at www.ingrammicro.com or on a current report on Form 8-K.
Independence Determination for Directors
      In March 2003, the Board of Directors adopted director independence standards as part of its Corporate Governance Guidelines. Pursuant to the Guidelines, the Board undertook its annual review of director independence in March 2006. During this review, the Board considered any transactions and relationships between each director or any member of his or her immediate family and our company and its subsidiaries and affiliates, including holdings of stock of the company by Martha, John and Orrin Ingram. The purpose of this review was to determine whether any such relationships or transactions were inconsistent with a determination that the director is independent.
      As a result of this review, the Board determined that all of the directors nominated for election at the annual meeting, as well as all other directors serving on the Board are independent of our company and its management under the standards set forth in the Corporate Governance Guidelines, as well as under Audit Committee independence requirements of the SEC and the NYSE, with the exception of Kent Foster, Gregory Spierkel and Kevin Murai. Messrs. Foster, Spierkel and Murai are considered inside directors because of either their former employment or current employment (in the case of Messrs. Spierkel and Murai) as a senior executive of our company. All of the members of the Human Resources, Audit and Governance Committees are independent.

Audit Committee Financial Qualifications
      Our Board of Directors has determined that each member of the Audit Committee: (1) meets the independence criteria prescribed by applicable law and rules of the SEC for Audit Committee membership and (2) is an “independent director” within the meaning of NYSE listing standards and the standards established by our company. Each member of the Audit Committee also meets the NYSE’s financial literacy requirements. No member of our Audit Committee serves on more than three audit committees of public corporations.
      In addition, the Board of Directors has designated Michael Smith as an “audit committee financial expert” as such term is defined in Item 401(h) of Regulation S-K promulgated by the SEC, and has determined that he also meets the NYSE’s professional experience requirements through experience gained in his previous positions as former Chairman of the Board and Chief Executive Officer of Hughes Electronics Corporation, Vice Chairman of Hughes Electronics and Chairman of Hughes Aircraft Company, as Senior Vice President and Chief Financial Officer of Hughes Electronics, and in nearly 20 years with General Motors Corporation in a variety of financial management positions.
Director Nominations
      General Criteria and Process. In identifying and evaluating director candidates, the Governance Committee does not set specific criteria for directors. As expressed in the Governance Committee charter, in nominating candidates, the Governance Committee shall comply with the requirements of our company’s Bylaws and take into consideration such other factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations of comparable size, the interplay of the candidate’s experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees of the Board. The Governance Committee may use and pay for assistance from consultants, including obtaining background checks, and advice from outside counsel, to assist its review and evaluation.
      Shareholder Nominations. Shareholders who wish to recommend nominees for consideration by the Governance Committee may submit their nominations in writing to our Corporate Secretary at the address set forth below under “Annual Report.” The Governance Committee may consider such shareholder recommendations when it evaluates and recommends nominees to the Board of Directors for submission to the shareholders at each annual meeting. In addition, shareholders may nominate directors for election by complying with the eligibility, advance notice and other provisions of the policy. Under the policy, the shareholder must provide timely notice of the nomination to us to be considered by the Governance Committee in connection with our company’s next annual meeting of shareholders. To be timely, the Corporate Secretary must receive the shareholder’s proposal and the information required in the policy on or before December 30th of the year immediately preceding such annual meeting. A copy of the policy is available on the Investor Relations section of our company’s website (www.ingrammicro.com).
Contacting the Board
      Any shareholder or employee who desires to communicate with the company’s non-management directors may so do as follows:

•	Confidentially or anonymously through the company’s Hotline, 1 (877) INGRAM2, or 1 (877) 464-7262.

•	By writing to the Board of Directors. The Corporate Secretary will promptly forward shareholder communications so received to our company’s Board of Directors, to the individual director or directors to whom the communication was addressed or other appropriate departments or outside advisors, depending on the nature of the concern. Shareholders who wish to communicate directly with the Board of Directors may do so by writing to our Corporate Secretary, Worldwide Legal Department, Ingram Micro Inc., 1600 East Saint Andrew Place, Santa Ana, California 92705.

STOCK OWNERSHIP
      The following table shows the amount of common stock beneficially owned (unless otherwise indicated) by our directors, the executive officers named in the Summary Compensation Table found on page 21 of this proxy statement, our directors and executive officers as a group, and beneficial owners of more than 5% of our common stock. Except as otherwise indicated, all information is as of January 20, 2006. At January 20, 2006, there were 162,485,979 shares of common stock outstanding.

	Common Stock

Name	Shares Beneficially Owned		% of Class

Directors:
Kent B. Foster	3,642,019	(1)	2.2%
Howard I. Atkins	14,583		*
John R. Ingram(2)(3)	21,736,719	(1)(4)(5)(6)(7)(8)	13.4%
Martha R. Ingram(2)(3)	19,924,741	(1)(4)(5)	12.3%
Orrin H. Ingram II(2)(3)	21,809,228	(1)(4)(5)(6)	13.4%
Dale R. Laurance	70,411	(1)	*
Linda Fayne Levinson	15,211	(1)	*
Gerhard Schulmeyer	72,746	(1)	*
Michael T. Smith	75,079	(1)	*
Joe B. Wyatt	187,140	(1)	*
Named Executive Officers:
Gregory M.E. Spierkel	1,013,936	(1)	*
Kevin M. Murai	847,455	(1)	*
Henri T. Koppen	602,081	(1)	*
Alain Monie	201,670	(1)	*
Alain Maquet	270,811	(1)	*
Executive Officers and Directors, as a group (22 persons)	33,473,288	(1)(5)(6)	19.6%
Other 5% Shareholders:
E. Bronson Ingram QTIP Marital Trust(2)(3)	19,099,259		11.8%
FMR Corp.	10,637,560	(9)	6.5%
Barclays Global Investors, N.A.	13,348,131	(10)	8.2%

*	Represents less than 1% of our outstanding common stock.

			Includes Shares of
			Ingram Micro	Includes Shares of
			Common Stock	Ingram Micro Common
(1)		Includes	Held by Fidelity	Stock Held by
		Unvested	Investments as	New York Life
		Options to	Administrator of the	Investment Management
	Includes	Purchase Shares	Ingram Micro	LLC as Administrator of
	Vested Options	of Ingram	401(k) Plan, Based	the Ingram Industries
	to Purchase	Micro Common	on Information	Thrift Plan, Based on
	Shares of	Stock Within	Received from Such	Information Received
	Ingram Micro	60 Days of	Administrator as of	from Such Administrator
Name	Common Stock	1/20/06	12/31/05	as of 12/31/05

Kent Foster	3,373,759	225,150	—	—
John Ingram	58,679	—	—	8,281
Martha Ingram	83,851	3,049	—	2,748
Orrin Ingram	71,711	3,049	—	17,102
Dale Laurance	39,193	3,432	—	—
Linda Fayne Levinson	7,195	2,552	—	—
Gerhard Schulmeyer	45,270	—	—	—
Michael Smith	43,980	858	—	—
Joe Wyatt	124,711	3,049	—	—
Gregory Spierkel	933,166	78,770	—	—
Kevin Murai	759,352	88,103	—	—
Henri Koppen	536,103	65,310	211	—
Alain Monie	167,550	34,120	—	—
Alain Maquet	238,030	24,543	—	—
Executive Officers and Directors as a group (22 persons)	7,476,889	717,631	4,248	28,131

(2)	Orrin H. Ingram II, John R. Ingram, and Martha R. Ingram are trustees of the E. Bronson Ingram QTIP Marital Trust (the “QTIP Trust”), and accordingly each can be deemed to be the beneficial owner of shares held by the QTIP Trust.

(3)	The address for each of the indicated parties is c/o Ingram Industries Inc., One Belle Meade Place, 4400 Harding Road, Nashville, Tennessee 37205.

(4)	Excludes 131,000 shares of common stock owned by Ingram Industries, however, as principal shareholders of Ingram Industries, the indicated shareholders may be deemed to be beneficial owners of the shares held by Ingram Industries.

(5)	Includes 20,741,245, 21,033,145, 19,099,259 and 21,184,977 shares, for Orrin H. Ingram II, John R. Ingram, Martha R. Ingram, and all executive officers and Directors as a group, respectively, which shares are held by various trusts or foundations of which these individuals are trustees or where such individuals could each be deemed to be the beneficial owner of the shares.

(6)	Excludes for John R. Ingram 185,312 shares held by one or more trusts of which he and/or his children are beneficiaries, and for Orrin H. Ingram II 188,815 shares held by one or more trusts of which he and/or his children are beneficiaries. Each such individual disclaims beneficial ownership as to such shares.

(7)	Includes 83,428 shares held in a grantor-retained annuity trust.

(8)	Includes 208,472 shares held by four minor children of reporting person, as to which reporting person disclaims beneficial ownership.

(9)	Based on information provided in a Schedule 13G (Amendment No. 4) filed on February 14, 2006, FMR Corp. (“FMR”) has sole voting power with respect to 1,851,310 shares and sole dispositive power with respect to 10,637,560 shares. The address for FMR is 82 Devonshire Street, Boston, MA 02109.

(10)	Based on information provided in a Schedule 13G filed on January 26, 2005, Barclays Global Investors, N.A. has sole voting power with respect to 9,877,264 shares and sole dispositive power with respect to 11,285,629 shares; Barclays Global Fund Advisors has sole voting power with respect to 1,346,805 shares and sole dispositive power with respect to 1,348,596 shares; Barclays Global Investors, Ltd has sole voting power with respect to 682,036 shares and sole dispositive power with respect to 713,906 shares. The address for Barclays Global Investors, N.A. and Barclays Global Fund Advisors is 45 Fremont Street, San Francisco, CA 94105. The address for Barclays Global Investors, Ltd is Murray House, 1 Royal Mint Court, London EC3N 4HH, England.
Section 16(a) Beneficial Ownership Reporting Compliance
      Based upon a review of filings with the SEC and/or written representations that no other reports were required, we believe that all of our directors and executive officers complied during fiscal 2005 with the reporting requirements of Section 16(a) of the Securities Exchange Act of 1934, except for one report for Mr. Foster covering one transaction that due to our company’s administrative error was untimely filed.
CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS
Agreements entered into in connection with our November 1996 split-off from our former parent, Ingram Industries
      We were split-off from our former parent, Ingram Industries, in November 1996. We agreed to register at various times shares of common stock issuable upon the exercise of certain Ingram Industries options and stock appreciation rights held by current or former employees or directors of Ingram Industries, its former subsidiary Ingram Entertainment or their subsidiaries, which options and stock appreciation rights were converted into options to purchase shares of our common stock in 1996. We have completed several registrations with respect to shares of common stock issuable upon exercise of these rollover stock options. The registration statement that we have agreed to keep current is described below.
      Registration statements being kept current. We filed a registration statement on Form S-3 covering 10,949,298 shares of common stock that was declared effective on November 20, 1997. It relates to our offer and sale of up to 2,485,944 shares of common stock upon the exercise of options under the Ingram Micro Rollover Option Plan (which options have all expired pursuant to the terms of such option awards) and up to 250,000 shares under the Ingram Micro Amended and Restated 1996 Equity Incentive Plan. It also relates to the offer and sale by our 401(k) plan, the Ingram Thrift Plan, and the Ingram Entertainment Thrift Plan of a total of 8,213,354 shares of our common stock (resulting from the conversion of shares of Class B common stock held by these plans). We have agreed to keep the registration statement current.
Loans to executive officers
      All loans to our executive officers discussed below were approved by the Human Resources Committee of the Board and were granted prior to July 30, 2002, the effective date of the Sarbanes-Oxley Act of 2002. No material modifications or renewals to these loans have been made since that date except for a loan to Matthew A. Sauer which was repaid or forgiven in full as of April 2004 and which was made prior to his election as an executive officer of our company on February 17, 2003.
      In connection with our request that Kevin M. Murai, an executive officer, relocate from Canada to the United States as President of Ingram Micro U.S. in 2000, we extended three loans to Mr. Murai, two of which were fully repaid on July 15, 2002. Mr. Murai’s third loan of $300,000 with an interest rate of 6.43% per annum was provided to Mr. Murai to assist him and his family’s transfer to and purchase of a home in Southern California. We agreed to forgive 20% of the outstanding principal and interest on May 30th of each year, commencing May 30, 2001, if Mr. Murai continues to be an employee in good standing with us on each such date. Additionally, we agreed to provide payments to cover the taxes that Mr. Murai may be liable to pay in connection with such forgiveness arrangement. We provided a tax gross-up in the amount of $45,208 to Mr. Murai in 2005 for such loan and $253,666 total tax gross-up since inception of the loan. We forgave

$79,554 ($60,000 in principal and $19,554 in accrued interest) on May 30, 2001; $75,643 ($60,000 in principal and $15,643 in accrued interest) on May 30, 2002; $71,542 ($60,000 in principal and $11,542 in accrued interest) on May 30, 2003; $67,716 ($60,000 in principal and $7,716 in accrued interest) on May 31, 2004; and $63,858 on May 31, 2005 ($60,000 in principal and $3,858 in accrued interest). As of May 31, 2005, the loan to Mr. Murai has now been completely forgiven.
REPORT OF THE AUDIT COMMITTEE
      The following Report of the Audit Committee does not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report by reference therein.
      The Audit Committee of the Board of Directors has furnished the following report.
      The charter of the Audit Committee of the Board of Directors of Ingram Micro Inc. (“Ingram Micro”) as revised in March 2006 specifies that the purpose of the Audit Committee is to discharge its responsibilities as set forth in Ingram Micro’s Amended and Restated Bylaws and to assist the Board’s oversight of:

•	The integrity of Ingram Micro’s financial reporting process and systems of internal controls regarding finance, accounting, legal and ethical compliance;

•	Ingram Micro’s compliance with legal and regulatory requirements; and

•	The independence and performance of Ingram Micro’s independent external auditors and internal audit department.
      In addition, the Audit Committee is charged with providing an avenue of open communication among Ingram Micro’s independent registered public accounting firm, management, internal audit department, and Board of Directors.
      The Audit Committee expects to consider further amendments to its Charter from time to time as rules and standards are revised and/or finalized by various regulatory agencies, including the SEC and the NYSE, and to address any changes in Ingram Micro’s operations, organization or environment.

•	The Audit Committee meets with management periodically to consider the adequacy of Ingram Micro’s disclosure and internal controls and compliance with applicable laws and company policies, as well as the quality of its financial reporting, including the application of critical accounting policies. As part of this process, the Audit Committee has, in connection with Ingram Micro’s compliance with Section 404 of the Sarbanes-Oxley Act of 2002 (“SOX 404”), reviewed on a periodic basis with management and Ingram Micro’s independent registered public accounting firm, PricewaterhouseCoopers LLP (“PwC”), Ingram Micro’s progress on and completion of its SOX 404 compliance project for 2005, and will continue this monitoring in subsequent years.

•	As part of its oversight activities, the Audit Committee monitors the scope and adequacy of Ingram Micro’s internal auditing program, including reviewing staffing levels and steps taken to implement recommended improvements in internal controls. The Audit Committee discusses these matters with Ingram Micro’s independent registered public accounting firm and with appropriate company financial personnel and internal auditors.

•	The Audit Committee’s meetings include, whenever appropriate, executive sessions with Ingram Micro’s independent registered public accounting firm and with Ingram Micro’s internal auditors, in each case without the presence of Ingram Micro’s management.

•	The Audit Committee appoints Ingram Micro’s independent registered public accounting firm for the purpose of issuing an audit report on Ingram Micro’s annual financial statements or performing related work and approves the firm’s compensation.

•	As part of its oversight of Ingram Micro’s financial statements, the Audit Committee reviews and discusses with both management and Ingram Micro’s independent registered public accounting firm all annual and quarterly financial statements, including reviewing Ingram Micro’s specific disclosures under “Management’s Discussion and Analysis of Financial Condition and Results of Operations” prior to their issuance.

•	During fiscal 2005, the Audit Committee discussed Ingram Micro’s financial statements with management, including significant accounting and disclosure matters. Management has represented to the Audit Committee that the financial statements were prepared in accordance with accounting principles generally accepted in the United States of America. The Audit Committee also discussed Ingram Micro’s earnings press releases, as well as financial information and earnings guidance provided to analysts and rating agencies, in accordance to the NYSE corporate governance rules.

•	The Audit Committee received and reviewed the written disclosures and the letter from PwC required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees.

•	The Audit Committee discussed with PwC matters relating to its independence, including monitoring compliance with Ingram Micro’s pre-approval of non-audit services and performing a review of audit and non-audit fees. The Audit Committee also discussed with PwC the matters required to be discussed by Statement on Auditing Standards No. 61, Communication with Audit Committees and as amended by Statement on Auditing Standards No. 90, Audit Committee Communications, including the quality of Ingram Micro’s accounting principles, the reasonableness of significant judgments and the clarity of disclosures in the financial statements.

•	Based on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Ingram Micro’s Annual Report on Form 10-K for the fiscal year ended December 31, 2005, for filing with the SEC.

Members of the Audit Committee
of the Board of Directors of Ingram Micro Inc.

Joe B. Wyatt (Chair)
John R. Ingram
Dale R. Laurance
Michael T. Smith
EXECUTIVE COMPENSATION
      The following Report of the Human Resources Committee and the stock performance graphs included elsewhere in this proxy statement do not constitute soliciting material and should not be deemed filed or incorporated by reference into any other Ingram Micro filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent we specifically incorporate this Report or the stock performance graphs by reference therein.
Report of the Human Resources Committee
      The Human Resources Committee of the Board of Directors has furnished the following report on executive compensation for fiscal 2005.

Our Philosophy of Executive Officer Compensation
      Ingram Micro’s executive officer compensation philosophy has the following key principles:

•	To target pay at the market median (50th percentile) for each element of pay and in total, allow compensation to vary based on company performance.

•	To reward executives for company performance that contributes to growth in shareholder value.

•	To carefully control the use of stock for compensation purposes in order to limit the dilution of shareholder interests.

•	To achieve efficiency in delivering executive compensation from an accounting and a tax perspective.
      In 2005, we approved a compensation program to executives using the following primary elements:

•	Base salary;

•	An annual performance-based cash incentive;

•	Grants of stock options;

•	Grants of three-year performance-based cash incentive awards; and

•	Benefits.
      We believe that this multi-component approach best serves the interest of Ingram Micro and its shareholders. It enables Ingram Micro to meet the requirements of the highly competitive business environment for executive talent, while ensuring that executive officer compensation advances shareholders’ short and long-term interests. In general, we seek to encourage and reward both profitable growth and operational efficiency.
      We ensure that a high proportion of our executive officers’ current compensation is “at risk.” The only guaranteed forms of officer compensation are base salaries and benefit plans generally available to all associates. The remainder of compensation must be earned through performance.

Competitive Compensation for Executives
      Annually, Ingram Micro engages an executive compensation consulting firm, Hewitt Associates, to conduct a total compensation study of executive officers. The study examines the competitiveness of Ingram Micro’s executive compensation programs in total and by element (base pay, annual incentives and long-term incentives). In doing so, the value of each of Ingram Micro’s executive pay elements was compared to information available from survey databases for a selected group of companies drawn from the FORTUNE 500tm.
      We believe this group, which is broader than Ingram Micro’s direct business competitors, represents the labor market in recruiting for executive talent. The FORTUNE 500tm group used for comparison in 2005 contained 130 non-financial companies in the consulting firm’s database with the following characteristics:

•	Based in the United States;

•	Global operations; and

•	Under $100 billion in annual revenue.
      On average, Ingram Micro’s executive compensation is targeted close to competitive levels, while actual pay vs. market varies by individual based on performance and other compensable factors. Based on the results of the study, we increased executive officer base salary ranges by 2.5%, effective January 1, 2006, maintained their short-term incentive target levels, and reduced long-term incentive award guidelines.

Approach to Determining Executive Pay
      Base Salaries. For executive roles, Ingram Micro establishes a series of salary grade ranges, with a “midpoint” that is designed to reflect market median levels. Executive roles are assigned to the salary grade that most closely approximates market median. All executive salaries are paid within the salary range for their role.
      Individual executives are eligible for salary increases annually. The Human Resources Committee reviews recommendations for changes to salaries from our Chief Executive Officer. His recommendations take into account factors such as the officer’s performance and overall contribution, as well as the level of salary vs. competitive median levels.
      Annual Incentives. Ingram Micro’s 2005 annual executive incentive award program provided for performance-based bonuses for executives as well as management-level associates. The 2005 program was based on Ingram Micro’s performance relative to financial goals designed to encourage both profitability and the efficient use of capital, thus improving shareholder value.
      Each executive role has an incentive target that is established as a percentage of base salary. For executive officers, this percentage ranged from 45% up to 100% in 2005 and will range from 45% up to 90% in 2006. If a threshold level of profit performance is not met, the incentive award would be zero. The maximum award for executive officers is two times the target award.
      The Human Resources Committee has the ability to make discretionary adjustments to awards under the annual incentive plan, but expects to exercise this discretion only in exceptional circumstances.
      Long-Term Incentives. In 2005, Ingram Micro granted two types of long-term incentives: equity-based awards in the form of stock options, and grants of performance-based cash long-term incentive program awards (“Cash LTIP”). Stock options and Cash LTIP are granted to reward achievement of goals that support increased shareholder value.
      The Human Resources Committee established the eligibility criteria for executive officers and other key management personnel for these plans. For each executive officer, there is a dollar value guideline for each salary grade that reflects competitive long-term incentive grant levels. This guideline ranges from 150% to 400% of the salary grade midpoint. In 2005, executive officers received three-quarters of this value in stock options and one-quarter in Cash LTIP. Effective January 1, 2006 based upon a review of competitive long-term incentive information as well as the current salary grade midpoints of the executive officers, the dollar value guidelines were reduced and now range from 120% to 290% of salary grade midpoints. In addition executive officers will receive 60 percent of this value in stock options and 40 percent in performance-based long-term incentive awards paid in equity instead of cash.
      The Chief Executive Officer recommends for consideration by the Human Resources Committee the number of options to be granted and the dollar value of the Cash LTIP, based on the Committee’s previously established guidelines for award amounts based upon salary grade levels. Historically and through 2005, stock option grants were made to executive officers upon initial employment or promotion, with semi-annual grants in each successive February and July. In 2005, the grant dates were February 1 and July 1. In most cases, options have a three-year vesting schedule and a ten-year term. Since 2002, executive officers have received Cash LTIP program awards which would be earned if Ingram Micro achieves pre-established financial performance goals generally over a three-year measurement period. Similar to the annual executive incentive plan, there is a threshold performance level for each metric; if these thresholds are not met, there will be no award. Except for the Cash LTIP program adopted in 2002, the maximum award opportunity is three times the target award.
      We granted Cash LTIP awards in fiscal years 2002 (the “2002-2004 Cash LTIP program”), 2003 (the “2003-2005 Cash LTIP program”), 2004 (the “2004-2006 Cash LTIP program”), and under two separate programs adopted in 2005 (the “2005-2007 Cash LTIP program” and the “June 2005-2006 Cash LTIP program”).
      Payments of awards under the 2002-2004 Cash LTIP program (for performance for the 2002-2004 timeframe) occurred in 2005. Payments of awards under the 2003-2005 Cash LTIP program, the 2004-2006 Cash LTIP program, the 2005-2007 Cash LTIP program and the June 2005-2006 Cash LTIP program (collectively, the “Cash LTIP Programs”) will be based on Ingram Micro’s performance against financial metrics during each measurement cycle and made following the conclusion of each cycle. The performance cycle for the 2003-2005 Cash LTIP program has concluded and the Committee anticipates that no payment will be made to any participants under the 2003-2005 Cash LTIP program.

      The Human Resources Committee has the ability to make discretionary adjustments to awards under the Cash LTIP programs, but expects to exercise this discretion only in exceptional circumstances.
      Benefits and Perquisites. In general, our executive officers participate in Ingram Micro’s broad-based health and welfare, life insurance and 401(k) programs. We do not seek to use benefit programs or perquisites as a primary compensatory element to attract or retain executives.

Tax and Accounting Matters
      Subject to the needs of Ingram Micro, the company generally attempts to design all incentive and equity-based programs to be deductible under Section 162(m) of the Internal Revenue Code of 1986, as amended (the “Code”).
      Also, Ingram Micro implemented provisions of Statement of Financial Accounting Standards No. 123 (revised 2004), “Share-Based Payment” at the beginning of fiscal year 2006. The Committee has examined the impact of accounting expense associated with past and planned future annual equity grants, and has sought to limit dilution of shareholder interests by changing the long-term incentive design for 2006 grants. The changes are expected to generally reduce the accounting expense of executive compensation and the total number of shares used over time.

Chief Executive Officer Compensation
      Kent B. Foster retired as the company’s Chairman and Chief Executive Officer on June 1, 2005, but remains the non-executive Chairman of the Board of the company. On the same day, Greg Spierkel was appointed as Chief Executive Officer.

Mr. Foster’s Compensation
      Chief Executive Officer. Mr. Foster was paid an annual salary of $1,219,595 until he retired on June 1, 2005. For 2005, Mr. Foster also received in March 2006 a prorated annual incentive award of $517,820 representing his award earned for five months service as Chairman and Chief Executive Officer.
      On February 1, 2005, Mr. Foster received a grant of 148,080 stock options to purchase shares of common stock at an exercise price of $18.75. These options vest in three equal annual installments, beginning February 1, 2006. While he serves on the Board of Directors, Mr. Foster’s stock options will continue to vest in accordance with the terms of each original grant.
      Mr. Foster also received an award under Ingram Micro’s June 2005-2006 Cash LTIP program, with a target value at 100% of $413,600, but which can range from zero up to $1,240,800 (up to 300% of target), depending upon the level of achievement against specific company performance measures. Mr. Foster is also eligible to receive, following the conclusion of the three-year performance cycles under the 2003-2005 Cash LTIP program, the 2004-2006 Cash LTIP program, and the 2005-2007 Cash LTIP program, an award with target values at 100% of $827,200 under these programs. Actual award payments can range from zero up to $2,481,600 under each of the programs (up to 300% of target), depending upon the level of achievement against specific company performance measures.
      As discussed above, the Committee anticipates that no payment will be made to any participants under the 2003-2005 Cash LTIP program. In addition, if at the end of the performance cycle award payments would be made under both the 2004-2006 Cash LTIP program and the June 2005-2006 Cash LTIP program, Mr. Foster will receive only the greater of the two awards.
      In 2005, Mr. Foster received a cash payment of $3,474,240, representing 420% of his target award under the 2002-2004 Cash LTIP program.
      Non-Executive Chairman. The company entered into a new employment agreement in 2005 (the “Agreement”) with Mr. Foster to terminate Mr. Foster’s 2000 employment agreement with the company and to compensate him in his new role as non-executive Chairman for a period of two years from June 1, 2005. In determining the appropriate terms and conditions of the Agreement, the Human Resources Committee retained Hewitt Associates, and the Governance Committee separately retained an independent advisor, to gather information that included competitive compensation data for non-executive Chairman positions. The Human Resources Committee and the Governance Committee jointly considered all of the information and guidance provided by the two advisors and recommended for consideration and approval by the full Board of Directors (outside the presence of Mr. Foster), the terms and conditions of the Agreement.
      Under the Agreement, Mr. Foster receives annual compensation of $650,000 in cash and equity, in addition to the normal Board compensation valued at approximately $167,000. All stock options previously awarded to Mr. Foster will continue to vest according to their original terms during the time he continues to serve on the Board of Directors, and be exercisable until the earlier of: (i) the expiration date of such options or (ii) the fifth anniversary of the date Mr. Foster ceases to perform services for the company. Mr. Foster is also eligible to receive payments, if and when paid to other participants, as if he were a participant, under the Cash LTIP Programs, whether or not Mr. Foster completes his term as non-executive Chairman under the Agreement.
      Mr. Foster will also receive a $6 million cash retention bonus at the end of the two year term of the Agreement if he remains as the non-executive Chairman throughout the term. If the company chooses to terminate such Agreement prior to the end of the term other than for cause, Mr. Foster will be entitled to receive in cash: (i) the full amount of the retention bonus, (ii) all accrued and unpaid director’s compensation and annual chairman’s fee to which he is entitled and (iii) all remaining amount of such annual chairman’s fee to which he would have been entitled if he had served through the term of the Agreement. If the company terminates the Agreement for cause, Mr. Foster will be entitled to receive in cash all accrued and unpaid director’s compensation and annual chairman’s fee. If Mr. Foster voluntarily retires before the end of the term and ceases to be the non-executive Chairman, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fees and (ii) a prorated portion of the retention bonus. If Mr. Foster dies or becomes disabled before the end of the term, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fee and (ii) the full amount of the retention bonus.

Mr. Spierkel’s Compensation
      Salary and Annual Incentives. When Mr. Spierkel became Chief Executive Officer, his base salary was set at $700,000 per year. Effective December 31, 2005, the Board approved a base salary increase of 4.0% to $728,000 per year. This increase occurred on the same date as salary adjustments for all other executive officers. As a newly promoted Chief Executive Officer, Mr. Spierkel receives a base salary that is well below the competitive norm.
      For 2005, Mr. Spierkel received in March 2006 an annual executive incentive award that was prorated for the time spent in his prior role (as President) and his current role (as Chief Executive Officer). The total award was $556,688. For 2006, Mr. Spierkel’s target annual executive incentive award will be $655,200, which is 90% of his 2006 base salary.
      Stock Options. Mr. Spierkel received options to purchase shares of common stock on two dates. On February 1, 2005, he received 83,340 stock options at an exercise price of $18.75; these options vest in three equal annual installments, beginning February 1, 2006. Also, Mr. Spierkel was granted options to purchase 91,890 shares of common stock on July 1, 2005. These options were granted at an exercise price of $15.59 and vest in three equal annual installments, beginning July 1, 2006.
      Cash Long-Term Incentive Award. We issued an award in 2005 to Mr. Spierkel under the 2005-2007 Cash LTIP program, which, as described above, will allow him to earn a cash payment based upon the company’s achievement against pre-established objective performance measures over a three-year measurement period. Mr. Spierkel’s target payout at 100% is $465,600. At the end of such three-year period, Mr. Spierkel may receive a cash payout, which can range from zero up to $1,396,800 (up to 300% of target), depending upon the level of achievement against specific company performance measures.
      Mr. Spierkel also received an award under the June 2005-2006 Cash LTIP program, with a target value at 100% of $223,398 at the conclusion of the performance cycle. At the end of the June 2005-2006 Cash LTIP performance cycle, Mr. Spierkel may receive a cash payout, which can range from zero up to $670,194 (up to 300% of target), depending upon the level of achievement against specific company performance measures.
      As discussed above, although Mr. Spierkel is a participant under the 2003-2005 Cash LTIP program, the Committee anticipates that no payments will be made to any participants under this program. Mr. Spierkel continues to be eligible to receive payment under the 2004-2006 Cash LTIP program and the 2005-2007 Cash LTIP program, which have target values at 100% of $446,796 and $465,600, respectively. Actual award amounts can range from zero up to $1,340,388 and $1,396,800, respectively (up to 300% of target), depending upon the level of achievement against specific company performance measures.
      Further, as noted above, since Mr. Spierkel is a participant under both the 2004-2006 Cash LTIP program and the June 2005-2006 Cash LTIP program, if at the end of the performance cycle award payments would be made under both the 2004-2006 Cash LTIP program and the June 2005-2006 Cash LTIP program, Mr. Spierkel will receive only the greater of the two awards.
      In 2005, Mr. Spierkel received a cash payment of $1,244,723, representing 420% of his target award under the 2002-2004 Cash LTIP program at the conclusion of the three-year performance cycle.

Members of the Human Resources Committee
of the Board of Directors of Ingram Micro Inc.

Michael T. Smith (Chair)
Howard Atkins
Martha Ingram
Orrin H. Ingram II
Gerhard Schulmeyer
Compensation Committee Interlocks and Insider Participation
      None of the members of the Human Resources Committee had any “interlock” relationship to report during our fiscal year ended December 31, 2005.

Executive Compensation Summary Table
      The following table sets forth information concerning total compensation earned or paid to our Chairman of the Board and Chief Executive Officer, Chief Executive Officer and our four other most highly compensated executive officers who served in such capacities as of December 31, 2005 (the “named executive officers”) for services rendered to us during each of the last three fiscal years.

	Annual Compensation				Long-Term Compensation Awards

				Other	Restricted	Securities
				Annual	Stock	Underlying		All Other
		Salary	Bonus	Compensation	Awards	Options/SARs	LTIP	Compensation
Name and Principal Position	Year	($)(a)	($)(b)	($)(c)	($)	(#)	Payout(d)	($)(e)

Kent B. Foster	2005	$506,601	$517,820	—	—	148,080	—	$13,838
Chairman of the Board	2004	1,264,917	1,579,881	—	—	388,290	$3,474,240	31,363
and Chief Executive	2003	1,176,816	1,192,115	—	—	760,770	—	29,420
Officer(f)
Gregory M.E. Spierkel	2005	617,693	556,688	$516,196	—	175,230	—	16,885
Chief Executive Officer(g)	2004	501,868	925,237	1,145,651	—	199,959	1,244,723	9,249
	2003	418,605	393,991	807,011	—	220,650	—	—
Kevin M. Murai	2005	558,847	484,045	113,629	—	175,230	—	15,385
President and Chief	2004	505,932	509,774	118,683	—	227,959	1,244,723	25,297
Operating Officer(h)	2003	434,134	229,982	561,403	—	220,650	—	32,000
Henri T. Koppen	2005	433,655	324,439	141,110	—	90,330	—	—
Executive Vice President	2004	433,306	430,077	549,477	—	112,650	1,007,790	7,688
and President, Ingram	2003	403,126	—	723,140	—	220,650	—	7,500
Micro Europe(i)
Alain Monie	2005	442,284	295,822	197,496	—	90,330	—	733
Executive Vice President	2004	433,621	281,854	197,063	—	112,650	697,988	733
and President, Ingram	2003	408,067	247,010	340,810	—	150,000	—	733
Micro Asia-Pacific(j)
Alain Maquet	2005	451,321	279,570	411,796	—	49,990	—	23,031
Sr. Vice President and	2004	387,291	298,195	—	—	44,340	454,480	19,161
President, Ingram Micro	2003	344,829	230,277	—	—	75,570	—	16,732
Latin America(k)

(a)	Salary. This information is as of the last payroll period ending immediately prior to the end of each of our fiscal years. For fiscal 2005, (1) Mr. Monie’s salary was paid in Singapore dollars and for this column, his salary has been converted to US dollars using the average 2005 fiscal year exchange rate as of December 30, 2005 of S$1.00 = US$0.600; and (2) Mr. Maquet’s salary included mandatory cash payout of accrued vacation pay due to him upon his transfer of employment from France to the United States and for this column, his French salary has been converted to US dollars using the average 2005 fiscal year exchange rate as of December 30, 2005 of Euro 1 = US$1.243.

(b)	Bonus. Annual bonuses were generally paid in March of the following year. For fiscal 2005, (1) Mr. Foster’s bonus was based upon a prorated payment based on 5/12 of his 2005 annual base salary due to his retirement effective June 1, 2005; and (2) Messrs. Monie and Maquet’s bonus payments have been converted to US dollars using the same average exchange rate as those stated above for their 2005 salaries.

(c)	Other Annual Compensation. The amounts in this column include tax reimbursements, perquisites and other personal benefits where the total incremental cost of all perquisites and other personal benefits exceeds the lesser of $50,000 or 10% of each executive’s salary and bonus. More detailed information on perquisites is provided below where the value of an individual item exceeds 25% of total perquisites for the applicable executive. Where no amount is shown, the value of the perquisites or personal benefits provided was less than the minimum amount required to be reported. In addition, all information previously disclosed under “All Other Compensation” for Messrs. Foster, Spierkel, Murai and Koppen is now reported under “Other Annual Compensation”, with the exception of employer 401(k) and supplemental plan contributions, deferred compensation plan contributions and life insurance premiums.

For fiscal year 2005: Mr. Spierkel — includes residual expatriate compensatory items, foreign taxes owed and tax equalization settlements for prior tax years of $511,161; Mr. Murai — includes forgiven company loan including tax gross-up of $109,066; Mr. Koppen — includes expatriate compensatory items including tax equalization settlement for prior years of $139,379; Mr. Monie — includes French and Singapore social insurance contributions including unemployment, pension, voluntary and complementary contributions, and benefit plans in kind of $84,756 and housing-related expenses of $72,970; and Mr. Maquet — includes expatriate compensatory items including French social insurance and US taxes of $406,857.

For fiscal year 2004: Mr. Spierkel — includes expatriate compensatory items of $824,673 and tax gross-up of relocation bonus of $319,458, adjusted to reflect subsequent tax recalculation; Mr. Murai — includes forgiven company loan for home purchase of $67,716 and tax gross-up for forgiven home loan of $47,939; Mr. Koppen — includes expatriate compensatory items of $547,334; and Mr. Monie — includes French social insurance contributions including unemployment, pension, voluntary and complementary contributions, and benefit plans in kind of $84,924 and housing-related expenses of $73,303.

For fiscal year 2003: Mr. Spierkel — includes payment made in accordance with 2000 Executive Retention Agreement of $334,125 and expatriate compensatory items of $471,387; Mr. Murai — includes payment made in accordance with 2000 Executive Retention Agreement of $346,500 and tax settlement, forgiven home loan, waiver of interest on repaid loan and tax gross-up relating to Mr. Murai’s relocation from Canada to the United States of $212,954; Mr. Koppen — includes payment made in accordance with 2000 Executive Retention Agreement of $321,750 and expatriate compensatory items of $400,146; and Mr. Monie — includes relocation expenses of $179,640.

(d)	“LTIP Payout” listed for fiscal year 2004 were long-term incentive cash awards that were paid in May 2005 to the executives in respect of the 2002-2004 three-year performance cycle for achievement of pre-established company performance goals under the 2002-2004 Long-Term Executive Cash Incentive Award Program.

(e)	“All Other Compensation” for fiscal year 2005 does not include cash retention payments of $2.5 million that each of Messrs. Spierkel, Murai and Koppen became entitled to receive on March 1, 2006 as a result of them being employed in good standing at the company on March 1, 2006. See “Employment Arrangements — 2001 Executive Retention Agreements.”

“All Other Compensation” for fiscal year 2005 was as follows for Mr. Foster — employer 401(k) and supplemental plan contributions of $13,838; Mr. Spierkel — employer 401(k) and supplemental plan contributions of $16,885; Mr. Murai — employer deferred compensation plan contributions of $15,385; Mr. Monie — employer life insurance premium of $733; and Mr. Maquet — employer French profit-sharing contribution of $23,031.

(f)	Effective June 1, 2005, Mr. Foster retired as Chief Executive Officer. Mr. Foster serves as our non-executive Chairman of the Board of Directors.

(g)	Mr. Spierkel served as our Executive Vice President and President, Ingram Micro Europe from May 31, 1999 until his election as President effective March 23, 2004. Mr. Spierkel was promoted to Chief Executive Officer effective June 1, 2005.

(h)	Mr. Murai was promoted to Executive Vice President and President, Ingram Micro U.S. effective January 24, 2000. Mr. Murai became Executive Vice President and President, Ingram Micro North America, effective January 2, 2002, was elected President effective March 23, 2004 and promoted to President and Chief Operating Officer effective June 1, 2005.

(i)	Mr. Koppen was promoted to Executive Vice President and President, Ingram Micro Asia-Pacific effective February 1, 2002 until his appointment as Executive Vice President and President, Ingram Micro Europe effective March 23, 2004.

(j)	Mr. Monie joined Ingram Micro on January 13, 2003 as Executive Vice President. On January 1, 2004 Mr. Monie became Executive Vice President and President Ingram Micro Asia-Pacific. Information provided for Mr. Monie for 2005 with the exception of salary and bonus has been converted at an exchange rate of S$1 = US$.6013, the rate in effect on December 30, 2005. Information for prior years was also converted using S$1 = US$0.6106 and US$.5880, the rates in effect on December 30, 2004 and January 2, 2004, respectively.

(k)	Mr. Maquet has been our Senior Vice President and President Ingram Micro Latin America since March 1, 2005. Mr. Maquet served as our Senior Vice President, Southern and Western Europe from January 2001 to February 2004. Information provided for Mr. Maquet for 2005 with the exception of salary and bonus has been converted at an exchange rate of Euro 1 = US$1.1849, the rate in effect on December 30, 2005. Information for prior years was also converted using Euro 1 = US$1.3637 and US$1.2585, the rates in effect on December 30, 2004 and January 2, 2004, respectively.

Stock Option/ SAR Grants in Last Fiscal Year
      The following table provides information relating to stock options granted to the named executive officers for the year ended December 31, 2005.

	Individual Grants

			% of Total
	Number of		Options/SARs
	Securities		Granted to
	Underlying		Employees of the	Exercise or		Grant Date
	Options/SARs		Company in	Base Price	Expiration	Present
Name	Granted		Fiscal Year	($/sh)	Date	Value ($)(4)

Kent B. Foster	148,080	(1)	17.56%	$18.75	1/31/15	$965,482
Gregory M.E. Spierkel	83,340	(1)	9.88%	18.75	1/31/15	543,377
	91,890	(2)	10.90%	15.59	6/30/15	501,150

	175,230					1,044,527
Kevin M. Murai	83,340	(1)	9.88%	18.75	1/31/15	543,377
	91,890	(2)	10.90%	15.59	6/30/15	501,150

	175,230					1,044,527
Henri T. Koppen	42,960	(1)	5.10%	18.75	1/31/15	280,099
	47,370	(2)	5.62%	15.59	6/30/15	258,347

	90,330					538,446
Alain Monie	42,960	(1)	5.10%	18.75	1/31/15	280,099
	47,370	(2)	5.62%	15.59	6/30/15	258,347

	90,330					538,446
Alain Maquet	15,090	(1)	1.79%	18.75	8/1/14	98,387
	6,880	(3)	0.82%	18.10	2/28/15	43,647
	28,020	(2)	3.32%	15.59	6/30/15	152,815

	49,990					294,849

(1)	Such options become exercisable in three equal annual installments, beginning February 1, 2006.

(2)	Such options become exercisable in three equal annual installments, beginning July 1, 2006.

(3)	Such options become exercisable in three equal annual installments, beginning March 1, 2006.

(4)	The grant date present values shown in the table were determined pursuant to the Black-Scholes option valuation model, using the following assumptions:

•	For options granted on February 1, 2005 — stock price volatility of 41.93%, expected option life of 3.5 years, dividend yield of 0%, and risk free interest rate of 3.5%.

•	For options granted on July 1, 2005 — stock price volatility of 41.71%, expected option life of 3.5 years, dividend yield of 0%, and risk free interest rate of 3.788%.

•	For options granted on March 1, 2005 — stock price volatility of 41.49%, expected option life of 3.5 years, dividend yield of 0%, and risk free interest rate of 3.958%.

Aggregate Stock Option/ SAR Exercises in Last Fiscal Year and Fiscal Year-End Option/ SAR Values
      The following table provides information relating to any stock options exercised by the named executive officers during the year ended December 31, 2005, as well as the number and value of securities underlying unexercised stock options held by the named executive officers as of December 31, 2005.

	Shares		Number of Securities	Value of Unexercised
	Acquired on		Underlying Unexercised	In-the-Money
	Exercise	Value	Options/SARs	Options/SARs
	During	Realized	at Year End	at Year End ($)
Name	2005	($)	Exercisable/Unexercisable	Exercisable/Unexercisable

Kent B. Foster	—	—	3,373,759/660,530	$22,704,574/ $3,575,741
Gregory M.E. Spierkel	—	—	933,166/ 382,086	4,864,222/ 1,748,039
Kevin M. Murai	—	—	759,352/ 400,753	4,363,354/ 1,790,413
Henri T. Koppen	—	—	636,103/ 238,980	2,978,739/ 1,242,790
Alain Monie	—	—	117,550/ 215,430	742,490/ 953,658
Alain Maquet	27,500	$173,594	238,030/ 104,740	1,212,088/ 509,094
Long-Term Incentive Program Awards
      Since 2002, executive officers have been granted two types of long-term incentives: stock options and grants of performance-based cash long-term incentive program awards (“Cash LTIP”). Cash LTIP awards are granted to reward achievement of goals that support increased shareholder value and which would be earned if Ingram Micro achieves pre-established financial performance goals generally over a three-year measurement period. If specific threshold performance levels are not met, no payments will be made under these Cash LTIP awards. Except for the Cash LTIP program adopted in 2002, the maximum award opportunity is three times the target award.
      The following tables list Cash LTIP awards we have granted to named executives under two separate programs adopted in 2005, and under programs adopted in each of fiscal years 2004, 2003 and 2002.
      2005-2007 LTIP Program. In fiscal 2005, we adopted the Ingram Micro Inc. 2005-2007 Long-Term Executive Cash Incentive Award Program (the “2005 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan. The following table provides information with respect to threshold, target, and maximum award amounts that may be paid to each named executive officer under the 2005 LTIP Program.

	Number of
	Shares,
	Units or	Performance or	Estimated Future Payouts
	Other	Other Period	Under Non-Stock Price-Based Plans(1)(2)(3)
	Rights	Until Maturation
Name	(#)	or Payout	Threshold($)	Target ($)	Maximum ($)

Kent B. Foster	N/A	36 months	$206,800	$827,200	$2,481,600
Gregory M.E. Spierkel	N/A	36 months	116,400	465,600	1,396,800
Kevin M. Murai	N/A	36 months	116,400	465,600	1,396,800
Henri T. Koppen	N/A	36 months	59,988	239,950	719,850
Alain Monie	N/A	36 months	64,040	256,158	768,474
Alain Maquet	N/A	36 months	50,031	200,124	600,372

(1)	Under the terms of Mr. Foster’s 2005 Agreement (as defined below), Mr. Foster is eligible to receive payments, if and when paid to other participants as if he had been a participant for the full duration of the program.

(2)	Mr. Monie’s threshold, target and maximum is based upon an exchange rate of S$1.00 = US$0.6013.

(3)	Mr. Maquet was elected Senior Vice President and President Ingram Micro Latin America effective March 1, 2005 and as a result, his threshold, target, and maximum amounts were increased on a prorated basis to $50,031, $200,124 and $600,372 based on an exchange rate of Euro 1 = US$1.1849.

      June 2005-2006 LTIP Program. In fiscal 2005, we adopted the Ingram Micro Inc. June 2005-2006 Long-Term Executive Cash Incentive Award Program (the “June 2005 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan. The following table provides information with respect to threshold, target, and maximum award amounts that may be paid to each named executive officer under the June 2005 LTIP Program. Payment of awards, if any, will be made based on our company’s performance on pre-established objective performance measures over a nineteen month period from June 2005 through the end of fiscal 2006. Participants in the June 2005 LTIP Program and the 2004-2006 Long-Term Executive Cash Incentive Program will receive the greater of the payment award amount that may be payable under either program but not both.

	Number of
	Shares,
	Units or	Performance or	Estimated Future Payouts
	Other	Other Period	Under Non-Stock Price-Based Plans(1)(2)(3)
	Rights	Until Maturation
Name	(#)	or Payout	Threshold ($)	Target ($)	Maximum ($)

Kent B. Foster	N/A	19 months	$103,400	$413,600	$1,240,800
Gregory M.E. Spierkel	N/A	19 months	55,850	223,398	670,194
Kevin M. Murai	N/A	19 months	55,850	223,398	670,194
Henri T. Koppen	N/A	19 months	29,994	119,975	359,925
Alain Monie	N/A	19 months	32,019	128,077	384,231
Alain Maquet	N/A	19 months	20,365	81,459	244,377

(1)	Under the terms of Mr. Foster’s 2005 Agreement (as defined below), Mr. Foster is eligible to receive payments, if and when paid to other participants as if he had been a participant for the full duration of the program.

(2)	Mr. Monie’s threshold, target and maximum is based upon an exchange rate of S$1.00 = US$0.6013.

(3)	Mr. Maquet was elected Senior Vice President and President Ingram Micro Latin America effective March 1, 2005 and as a result his threshold, target, and maximum amounts were increased on a prorated basis to $20,365, $81,459 and $244,377 based upon an exchange rate of Euro 1 = US$1.1849.
      2004-2006 LTIP Program. In fiscal 2004, we adopted the Ingram Micro Inc. 2004-2006 Long-Term Executive Cash Incentive Award Program (the “2004 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan. The following table provides information with respect to threshold, target, and maximum award amounts that may be paid to each named executive officer under the 2004 LTIP Program. Participants in the 2004 LTIP Program and the June 2005 LTIP Program will receive the greater of the payment award amount that may be payable under either program but not both.

	Number of
	Shares,		Estimated Future Payouts
	Units or	Performance or	Under Non-Stock Price-Based
	Other	Other Period	Plans(1)(2)(3)(4)
	Rights	Until Maturation
Name	(#)	or Payout	Threshold ($)	Target ($)	Maximum ($)

Kent B. Foster	N/A	36 months	$206,800	$827,200	$2,481,600
Gregory M.E. Spierkel	N/A	36 months	111,699	446,796	1,340,388
Kevin M. Murai	N/A	36 months	111,699	446,796	1,340,388
Henri T. Koppen	N/A	36 months	59,998	239,950	719,850
Alain Monie	N/A	36 months	64,039	256,154	768,462
Alain Maquet	N/A	36 months	40,730	162,918	488,754

(1)	Under the terms of Mr. Foster’s 2005 Agreement (as defined below), Mr. Foster is eligible to receive payments, if and when paid to other participants as if he had been a participant for the full duration of the program.

(2)	In 2004, Messrs. Spierkel and Murai were elected Presidents and as a result, their respective threshold, target, and maximum amounts were increased at such time on a prorated basis to $111,699, $446,796, and $1,340,388, respectively.

(3)	Mr. Monie’s threshold, target and maximum is based upon an exchange rate of S$1.00 = US$0.6013.

(4)	Mr. Maquet was elected Senior Vice President and President Ingram Micro Latin America effective March 1, 2005 and as a result, his threshold, target, and maximum amounts were increased on a prorated basis to $40,730, $162,918 and $488,754 based upon an exchange rate of Euro 1 = US$1.1849.
      2003-2005 LTIP Program. In fiscal 2003, we adopted the Ingram Micro Inc. 2003-2005 Long-Term Executive Cash Incentive Award Program (the “2003 LTIP Program”) pursuant to the Ingram Micro Inc. Executive Incentive Plan. The following table provides information with respect to threshold, target, and maximum award amounts that may be paid to each named executive officer under the 2003 LTIP Program. Ingram Micro does not anticipate that any payments will be made under the 2003 LTIP Program because minimum pre-established objective performance measures were not met over the full three-year performance period.

	Number of
	Shares,
	Units or	Performance or	Estimated Future Payouts
	Other	Other Period	Under Non-Stock Price-Based Plans (1)(2)(3)(4)
	Rights	Until Maturation
Name	(#)	or Payout	Threshold ($)	Target ($)	Maximum ($)(2)

Kent B. Foster	N/A	36 months	$413,600	$827,200	$2,481,600
Gregory M.E. Spierkel	N/A	36 months	185,790	371,579	1,114,737
Kevin M. Murai	N/A	36 months	185,790	371,579	1,114,737
Henri T. Koppen	N/A	36 months	119,975	239,950	719,850
Alain Monie	N/A	36 months	124,522	249,043	747,129
Alain Maquet	N/A	36 months	62,960	125,920	377,760

(1)	Under the terms of Mr. Foster’s 2005 Agreement (as defined below), Mr. Foster is eligible to receive payments, if and when paid to other participants as if he had been a participant for the full duration of the program.

(2)	In 2004, Messrs. Murai and Spierkel were elected Presidents of our and as a result, their respective threshold, target, and maximum amounts were increased at that time on a prorated basis to $185,790, $371,579, and $1,114,737, respectively.

(3)	Mr. Monie’s threshold, target and maximum is based upon an exchange rate of S$1.00 = US$0.6013.

(4)	Mr. Maquet was elected Senior Vice President and President IM Latin America effective March 1, 2005 and as a result his threshold, target, and maximum amounts were increased on a prorated basis to $62,960, $125,920 and $377,760 based upon an exchange rate of Euro 1 = US$1.1849.
Employment Arrangements
      Change-in-Control Agreements. Ingram Micro does not have any written or unwritten arrangements with any executives that provide for payments at, following, or in connection with a change in control of the company.
      Agreements with Kent B. Foster. Mr. Foster retired as our Chairman and Chief Executive Officer and, upon his re-election to the Board at the 2005 annual meeting of shareholders, became our non-executive Chairman of the Board, effective June 1, 2005.
      2000 Agreement — During the time that Mr. Foster served as our Chairman and Chief Executive Officer in 2005, the employment agreement that we entered into with Mr. Foster in March 2000 (the “2000 Agreement”) remained effective. The initial term of this agreement ran through the end of 2002, but was automatically extended for successive additional periods of one year.
      The 2000 Agreement provides for payment of an annual base salary of $1,000,000 to Mr. Foster. We reviewed Mr. Foster’s total compensation on an annual basis and increased his base salary to $1,100,000 in

2001, $1,138,500 in 2002, $1,178,350 in 2003, $1,219,595 in 2004 and $1,219,595 in 2005. Mr. Foster had the opportunity to receive an annual executive incentive award equal to 100% of his annual base salary, with a maximum award opportunity of 200% of his annual base salary. The 2000 Agreement further allows Mr. Foster an opportunity to participate in health benefit programs as well as our 401(k) and supplemental investment savings plans. Mr. Foster did not participate in our health benefit programs; however, he received partial reimbursement for executive physicals.
      2005 Agreement — The Board approved that effective June 1, 2005 our company mutually terminate with Mr. Foster the 2000 Agreement, with no further compensation or rights accruing or due to Mr. Foster under the 2000 Agreement. We entered into a new agreement with Mr. Foster effective June 1, 2005 for his new role as non-executive Chairman of the Board (the “2005 Agreement”).
      The 2005 Agreement provides that all stock options previously awarded to Mr. Foster will continue to vest according to their original terms during the time he serves as the non-executive Chairman of the Board, and all unvested options will vest immediately when he retires from the Board of Directors. Mr. Foster’s 2005 annual incentive bonus, if any, will be paid on a pro-rata basis through June 1, 2005, at the time all other annual incentive bonuses for 2005, if any, are paid to executives.
      The 2005 Agreement further provides Mr. Foster’s interest in all existing long-term executive cash incentive programs (the June 2005-2006 Long-Term Executive Cash Incentive Award Program, the 2005-2007 Long-Term Executive Cash Incentive Award Program, the 2004-2006 Long-Term Executive Cash Incentive Award Program, and the 2003-2005 Long-Term Executive Cash Incentive Award Program under the Ingram Micro Inc. Executive Incentive Plan) will continue to accrue irrespective of whether Mr. Foster completes his term as non-executive Chairman of the Board of the company and will be paid to Mr. Foster at the same time as payments are made (if they are made) to other participants.
      Payments under these programs will be based on our company’s achievement against pre-established objective performance measures over a three-year period. Minimum performance standards have been established below which no payments will be made. The company does not anticipate that payments will be made under the 2003-2005 Long-Term Executive Cash Incentive Award Program to any of the participants. Further, if at the end of the performance cycle payments would be payable under both the June 2005-2006 Long-Term Executive Cash Incentive Award Program and the 2004-2006 Long-Term Executive Cash Incentive Award Program, Mr. Foster will receive only the greater of the two awards.
      Mr. Foster will receive a $6 million cash retention bonus at the end of the two year term of the 2005 Agreement if he remains as the non-executive Chairman of the Board throughout the term. Mr. Foster will also receive an annual non-executive Chairman’s fee equal to $650,000 payable in cash and equity-based compensation, plus the standard Board of Director’s compensation package comprised of an annual award of cash and equity-based compensation, with an estimated value of approximately $167,000. If Mr. Foster were to select cash as part of the mix of his compensation, such election may not be greater than 40% of his total aggregate annual compensation.
      If the company chooses to terminate the 2005 Agreement prior to the end of the term other than for cause, Mr. Foster will be entitled to receive in cash: (i) the full amount of the retention bonus, (ii) all accrued and unpaid director’s compensation and annual chairman’s fee to which he is entitled and (iii) all remaining amount of such annual chairman’s fee to which he would have been entitled if he had served through the term of the Agreement. If the company terminates the 2005 Agreement for cause, Mr. Foster will be entitled to receive in cash all accrued and unpaid director’s compensation and annual chairman’s fee.
      If Mr. Foster voluntarily retires before the end of the term and ceases to be the non-executive chairman, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fees and (ii) a pro-rated portion of the retention bonus. If Mr. Foster dies or becomes disabled before the end of the term, he will receive: (i) all accrued and unpaid director’s compensation and annual chairman’s fee and (ii) the full amount of the retention bonus.
      2001 Executive Retention Agreements with Named Executive Officers. We entered into executive retention agreements in 2001 with each of Messrs. Spierkel, Murai and Koppen and amended Mr. Koppen’s agreement in 2003. These agreements and as amended provide that if the executive remains employed by us through March 1, 2006, the executive will be entitled to a lump sum cash retention payment of $2.5 million. The executive is not entitled to receive any payment if his employment is (1) terminated by the executive’s resignation for any reason other than his disability prior to March 1, 2006, or (2) terminated by us for cause or for not accepting a transfer of his principal office location to our then corporate headquarters or any of our then regional headquarters, prior to March 1, 2006.
      Since these contingencies for non-payment did not occur and Messrs. Spierkel, Murai and Koppen remained employed in good standing with the company through March 1, 2006, they were entitled to receive such lump sum cash retention payments. However, pursuant to the company’s agreement with Mr. Koppen, the Human Resources Committee of the Board at its discretion, deferred payment of the award to Mr. Koppen until the year Mr. Koppen’s employment with the company terminates, or solely at the Human Resources Committee’s election, to an earlier date. Mr. Koppen’s award will be credited with earnings at 10% per year, compounded daily. The company will fund its obligations for Mr. Koppen’s award through a trust established with Wells Fargo Bank.
      Executive Officer Severance Policy. In October 2003, the Human Resources Committee adopted the Executive Officer Severance Policy (the “Severance Policy”). The Severance Policy applies to the Chief Executive Officer, and executive officers of the company elected by the company’s Board of Directors who report to either the Chief Executive Officer or Chief Operating Officer (which include all the named executive officers), and to any other executive officers designated by our Board of Directors.
      Subject to execution of a release and covenant agreement satisfactory to us, eligible executive officers will be entitled to the severance benefits described below in the event their employment is terminated by us without “cause” as determined under the Severance Policy.
      The executive officer will receive an aggregate severance benefit equal to the greater of (x) the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date of termination; and (y) the product of one-twelfth times the sum of the executive officer’s annual base salary and target annual bonus, each as in effect on the effective date, multiplied by the number of the executive officer’s full years of employment with our company (the “employment years”). The severance benefit will be payable in equal installments from the effective date of termination over the greater of (x) 12 months or (y) that number of months equal to the number of employment years (such greater period, the “Continuation Period”).
      The executive officer will also be entitled to an amount in cash equal to executive officer’s actual annual bonus determined for the year in which the Continuation Period begins, prorated to reflect the executive officer’s period of employment in such year. Such payment will be otherwise calculated and paid on the same basis, and at the same time, as the annual bonus payments are made to actively employed Ingram Micro executive officers.
      The executive officer and his or her dependents may continue to participate, at the executive officer’s expense, in company-sponsored health and welfare programs through the Continuation Period. The executive officer will also be entitled to participate in an outplacement program, paid for by us, with a maximum cost not to exceed $20,000.
      Any unvested stock options, restricted stock awards, or other stock-based incentive compensation awards held by the executive officer will be cancelled on the effective date of termination. Any such vested awards will be governed by the terms of the plan and award agreements for each award. The executive officer’s participation in our Long-Term Executive Cash Incentive Award Programs shall cease on termination of employment; however, payments of earned awards through the date of termination will be made in accordance with the terms of the programs and if they are made, at the same time as to other participants.
      Relocation Assistance Arrangements. We have an International Expatriate Assignment Policy applicable to all associates working for Ingram Micro who are transferred from their country of permanent residence and placed on an international assignment for a specified period of time and whom management has approved to be covered by this policy. We generally provide assistance relating to such relocation, including travel costs, home leave for the associate and the associate’s family, reimbursements for necessary work and residency permits, disposition of home country automobile, transportation and storage of household goods and personal effects, relocation and housing assistance, reimbursements for customary and reasonable transaction expenses, dependent education costs, and tax preparation services.
      In addition, Ingram Micro’s International Assignment Tax Equalization Policy is intended to eliminate tax inequities or benefits that normally result from accepting an expatriate foreign assignment. Ingram Micro associates covered under this policy will be provided tax equalization benefits. Accordingly, such associate will not recognize any income tax-related financial losses or gains as a result of an international assignment. In order to ensure that the associate pays no more or no less tax as a result of an international assignment, the associate will be responsible for a “stay-at-home” tax liability, an estimate of the home country tax the associate would have paid had he or she remained in the home country. To assist the associate in meeting the stay-at-home tax liability, an estimated amount of tax is withheld from the associate’s pay each pay period. In general, if upon final determination of the associate’s actual total tax liability for a tax year (which may be several years after such tax year), the total actual tax liability exceeds the associate’s hypothetical tax liability for that tax year (and which amount has been withheld from the associate’s pay), Ingram Micro will reimburse the associate for the difference. If too little has been withheld, the associate will reimburse Ingram Micro for the difference.
      We have provided relocation assistance to each of our named executives other than Mr. Foster under one or both of these policies. In addition to these general benefits, we also provided to Mr. Spierkel a $400,000 relocation “sign-on” bonus, including tax gross-up in 2004, which would be forfeited in full to the company should Mr. Spierkel voluntarily terminate his employment with the company or be terminated for cause within three years from the bonus payment date. We relocated Mr. Maquet from France to the United States in 2005 as our Senior Vice President and President, Ingram Micro Latin America. We also agreed with Mr. Maquet that the terms of his French employment contract will not be applicable while he serves as the company’s Senior Vice President and President, Ingram Micro Latin America. However, we agreed that in accordance with his French employment contract, Mr. Maquet or the company (for any reason other than cause) is required to provide the other with six months notice prior to termination. We also agreed that should Mr. Maquet be terminated for any reason other than cause during his assignment, Ingram Micro will repatriate Mr. Maquet and his family to France under similar relocation terms and conditions and will provide severance pay equal to thirty months of average salary (defined as base salary and target bonus), which amount will be increased by one month of average salary for every year of service after January 1, 2007.
EQUITY COMPENSATION PLAN INFORMATION
      The following table provides information with respect to equity compensation plans under which our equity securities are authorized for issuance, aggregated as all compensation plans previously approved by our shareholders and all compensation plans not previously approved by our shareholders, as of December 31, 2005.

(c)
Number of Securities
	(a)	(b)	Remaining Available for
	Number of Securities to	Weighted-Average	Future Issuance Under
	be Issued Upon Exercise of	Exercise Price of	Equity Compensation Plans
	Outstanding Options,	Outstanding Options,	(Excluding Securities
Plan Category	Warrants and Rights	Warrants and Rights(1)	Reflected in Column (a))

Equity compensation plans approved by shareholders	30,558,305	$15.79	18,264,152
Equity compensation plans not approved by shareholders	None	None	None
TOTAL	30,558,305	N/A	18,264,152

(1)	Does not reflect any unvested awards of restricted stock.

COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
      The stock price performance graph below, which assumes a $100 investment on December 30, 2000 and reinvestment of any dividends, compares our cumulative total shareholder return (assuming reinvestment of dividends), the NYSE Composite Index and the Standard Industrial Classification (“SIC”) Code Index (SIC Code 5045 — Computer and Computer Peripheral Equipment and Software) for the period beginning December 30, 2000 through December 31, 2005. The closing price per share of the common stock was $19.93 on December 31, 2005 and $19.88 on April 3, 2006, the record date of the annual meeting. The historical price performance of our common stock is not an indication of its future performance.

COMPANY/INDEX/MARKET	12/30/00	12/29/01	12/28/02	01/03/04	01/01/05	12/31/05

Ingram Micro Inc.	$100.00	$153.33	$108.44	$141.16	$184.89	177.16

Computers & Peripheral Equip.	100.00	66.19	43.50	61.87	73.68	68.20

NYSE Market Index	100.00	91.09	74.41	96.39	108.85	117.84

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
      PricewaterhouseCoopers LLP (“PwC”) served as Ingram Micro’s independent registered public accounting firm for the 2005 fiscal year. PwC has advised Ingram Micro that it has no direct or indirect financial interest in Ingram Micro. Representatives of PwC are expected to be present at the 2006 annual meeting of shareholders, with the opportunity to make a statement should they desire to do so, and will be available to respond to appropriate questions from shareholders. We anticipate that our Audit Committee will retain PwC to continue to serve as Ingram Micro’s independent registered public accounting firm for 2006. See “Report of the Audit Committee.”
      The following fees were charged by PwC for 2004 and 2005 fiscal year services to Ingram Micro:

Audit Fees. PwC’s fees for auditing Ingram Micro’s annual financial statements and for services that are normally provided by PwC in connection with statutory and regulatory filings or engagements were as follows:

•	Fiscal Year 2004 — $6,844,477, of which $3,221,250 was billed by PwC in fiscal year 2004 and the balance was billed by PwC in fiscal year 2005. Audit fees for fiscal 2004 also relate to PwC’s audit of our internal controls pursuant to the Sarbanes-Oxley Act of 2002 for fiscal year 2004.

•	Fiscal Year 2005 — $6,061,777, of which $3,957,592 was billed by PwC in fiscal year 2005 and the balance will be billed by PwC in fiscal year 2006. Audit fees for fiscal 2005 also relate to PwC’s audit of our internal controls pursuant to the Sarbanes-Oxley Act of 2002 for fiscal year 2005.

Audit-Related Fees. PwC’s fees for assurance and related services that are reasonably related to the performance of the audit or review of our financial statements and are not reported under “Audit Fees” above were as follows:

•	Fiscal Year 2004 — $1,297,249, relating to assistance with the documentation and evaluation of our internal controls pursuant to Section 404 of the Sarbanes-Oxley Act of 2002 and agreed-upon or attestation procedures not part of recurring audit services, including those required to be delivered in connection with our accounts receivable-based securitization programs, and consultations regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by regulatory or standard setting bodies.

•	Fiscal Year 2005 — $27,513, relating to agreed-upon or attestation procedures that are required to be delivered by the company’s independent or statutory auditor pursuant to local law or regulations and/or corporate reorganization activities as well as consultations by the company’s management regarding the accounting or disclosure treatment of transactions or events and/or the actual or potential impact of proposed rules, standards or interpretations by the PCAOB, SEC, FASB, or other regulatory or standard setting bodies.

Tax Fees. PwC fees for services which were principally related to tax compliance and consulting matters were $167,455 in fiscal year 2004 and $79,257 in fiscal year 2005. These tax fees related to consultations on tax technical matters, including federal, state and local tax and foreign tax matters, and tax return preparation services.

All Other Fees. PwC neither billed us any fees nor provided any services not already reported under “Audit Fees,” “Audit-Related Fees” and “Tax Fees” above in or for fiscal years 2004 and 2005.
      Since January 2003, management is required to review and obtain the prior approval of the Audit Committee for all non-audit services proposed to be provided by the independent accountants. We review whether the provision of such services by the independent accountants would be compatible with the maintenance of PwC’s independence in the performance of its auditing functions for us.
      The Audit Committee further amended its existing pre-approval policy in August 2003 for audit and non-audit services performed by Ingram Micro’s independent registered public accounting firm and has since such date, reviewed its policy on an annual basis. Unless a proposed service to be provided by Ingram Micro’s independent registered public accounting firm has received general pre-approval in accordance with the guidelines discussed below, it will require specific pre-approval by the Audit Committee. Any proposed services exceeding pre-approved fee levels will require additional pre-approval by the Audit Committee.
      The annual audit services engagement terms and fees are subject to the specific pre-approval of the Audit Committee. The Audit Committee must approve any significant changes in terms, conditions and fees resulting from changes in audit scope, company structure or other matters. Additional fees in excess of 10% of the amount initially approved in connection with the annual audit services require additional pre-approval by the Audit Committee. With respect to non-audit services, the Audit Committee has concluded that the provision of such services does not impair Ingram Micro’s independent registered public accounting firm’s independence, and the Audit Committee has provided (and the Audit Committee will annually review and provide) general pre-approved categories of services that may be provided by Ingram Micro’s independent registered public accounting firm without obtaining specific pre-approval for each specific non-audit assignment.
      The term of any pre-approval is generally twelve months from the date of pre-approval, unless the Audit Committee specifically provides for a different period. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations. The Audit Committee may delegate pre-approval authority to one or more of its members. The member or members to whom such authority is delegated shall report any pre-approval decisions to the Audit Committee at its next scheduled meeting. In addition, Ingram Micro’s management reports to the Audit Committee on a periodic basis, services actually provided by Ingram Micro’s independent registered public accounting firm pursuant to the Audit Committee’s pre-approval policy.

      All audit and non-audit services described above were provided pursuant to pre-approval policies of the Audit Committee.
ANNUAL REPORT
      Our annual report for the fiscal year ended December 31, 2005, including the consolidated financial statements audited by PwC, independent registered public accounting firm, and their report thereon dated March 13, 2006, is being mailed to all shareholders with this proxy statement. In addition, a copy of our annual report, which includes our Form 10-K for the fiscal year ended December 31, 2005 (with exhibits 31.1, 31.2, 32.1, and 32.2 only), as filed with the SEC will be sent to any shareholder without charge upon written request to Ingram Micro Inc., 1600 East St. Andrew Place, Santa Ana, California 92705, Attention: Corporate Communications and Investor Relations Department. Our annual report on Form 10-K can also be reviewed by accessing the SEC’s Internet site at http://www.sec.gov or our Internet site at http://www.ingrammicro.com. This text is not an active link and our Internet site and the information contained on that site, or connected to that site, is not incorporated into this proxy statement.
OTHER MATTERS
      As of the date of this proxy statement, we know of no business that will be presented for consideration at the annual meeting other than the items referred to above. If any other matter is properly brought before the meeting for action by shareholders, proxies in the enclosed form returned to us will be voted in accordance with the recommendation of the Board of Directors or, in the absence of such a recommendation, in accordance with the judgment of the proxy holders.
SHAREHOLDER PROPOSALS
      Shareholders interested in submitting a proposal for inclusion in the proxy materials for our annual meeting of shareholders in 2007 may do so by following the procedures prescribed in SEC Rule 14a-8. To be eligible for inclusion, our Corporate Secretary must receive shareholder proposals no later than December 26, 2006.

By order of the Board of Directors,

Larry C. Boyd
Senior Vice President,
Secretary and General Counsel
April 26, 2006
Santa Ana, California

MR A SAMPLE DESIGNATION (IF ANY) ADD 1 ADD 2 ADD 3 ADD 4 ADD 5 ADD 6	000004 Least Address Line	000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext 000000000.000 ext C 1234567890 J N T

☐	Mark this box with an X if you have made changes to your name or address details above.

Annual Meeting Proxy Card	C0123456789	12345

PLEASE REFER TO THE REVERSE SIDE FOR TELEPHONE AND INTERNET VOTING INSTRUCTIONS.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1.
THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSAL 1.
A	Election of Directors
1. Nominees for election of Class II Directors (terms expiring in 2009)

	For	Withhold

01 - John R. Ingram	☐	☐

02 - Dale R. Laurance	☐	☐

03 - Kevin M. Murai	☐	☐

04 - Gerhard Schulmeyer	☐	☐

2.	In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting or any adjournment or postponement thereof.

Mark this box with an X if you plan to attend the Annual Meeting.	☐
B	Authorized Signatures - Sign Here - This section must be completed for your instructions to be executed.
Please sign exactly as name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

Signature 1 - Please keep signature within the box	Signature 2 - Please keep signature within the box	Date (mm/dd/yyyy)

/ /

■	0 0 9 1 3 4 1	1 U P X	C O Y	+

Proxy - Ingram Micro Inc.
ANNUAL MEETING OF SHAREHOLDERS
MAY 31, 2006
THIS PROXY IS BEING SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
The undersigned, a shareholder of Ingram Micro Inc. (the “Company”), hereby appoints William D. Humes and Larry C. Boyd, and each of them individually, as Proxies to represent and vote all of the Company’s Class A common stock held of record as of the end of the business day on April 3, 2006 by the undersigned, each with full power of substitution, at the Annual Meeting of Shareholders of the Company, to be held on Wednesday, May 31, 2006, beginning at 10:00 a.m. (local time) at the Company’s Santa Ana campus, 1600 East St. Andrew Place, Santa Ana, California 92705, and at any adjournment or postponement thereof.
THIS PROXY WILL BE VOTED AS DIRECTED, BUT IF NOT OTHERWISE DIRECTED, WILL BE VOTED FOR PROPOSAL 1. YOUR SHARES CANNOT BE VOTED UNLESS YOU SIGN AND RETURN THIS CARD, VOTE VIA TELEPHONE OR THE INTERNET IN ACCORDANCE WITH THE INSTRUCTIONS OF THIS PROXY CARD, OR ATTEND THE MEETING AND VOTE IN PERSON.
If this Proxy relates to shares held for the undersigned in the Ingram Micro Inc. 401(k) Investment Savings Plan, then, when properly executed, it shall constitute instructions to the plan trustee to vote in the manner directed herein, if received by May 25, 2006.

Telephone and Internet Voting Instructions
You can vote by telephone OR Internet! Available 24 hours a day 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.

•	Call toll free 1-800-652-VOTE (8683) in the United States or Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.	•	Go to the following web site: WWW.COMPUTERSHARE.COM/EXPRESSVOTE

•	Follow the simple instructions provided by the recorded message.	•	Enter the information requested on your computer screen and follow the simple instructions.
VALIDATION DETAILS ARE LOCATED ON THE FRONT OF THIS FORM IN THE COLORED BAR.
If you vote by telephone or the Internet, please DO NOT mail back this proxy card.
Proxies submitted by telephone or the Internet must be received by 1:00 a.m., Central Time, on May 31, 2006.
THANK YOU FOR VOTING